Exhibit 99.1

Bain Capital Completes Acquisition of PowerSchool

Transaction supports PowerSchool’s next chapter as a private standalone company

FOLSOM, Calif. – October 1, 2024 — PowerSchool Holdings, Inc. (“PowerSchool” or the “Company”), a leading provider of cloud-based software for K-12 education, today announced the close of its acquisition by Bain Capital for $22.80 per share in cash, representing a total enterprise value of approximately $5.6 billion.

PowerSchool’s software solutions support over 60 million students and over 18,000 customers in more than 90 countries. The Company brings together the best of K-12 educational and operational technology to enhance every step of a student’s learning journey.

“We could not be more excited to enter this next phase of PowerSchool’s development, which will further its mission of delivering differentiated education software to drive better student outcomes, empower educators, and help districts operate more efficiently,” said Hardeep Gulati, Chief Executive Officer of PowerSchool. “Together with Bain Capital, PowerSchool will continue to drive industry-leading innovation, particularly with PowerBuddy, our generative AI platform, and scale our global reach, helping more schools personalize education for every student journey.”

“PowerSchool is aligned, throughout its entire organization, to its mission to personalize education and improve learning outcomes. We’ve had the privilege of seeing the leadership team’s dedication to this mission through a world-class product innovation engine,” said David Humphrey, a Partner at Bain Capital. “We are thrilled to support PowerSchool’s mission and growth as it becomes a private company. This is a significant milestone that builds on PowerSchool’s strong foundation and vast potential to deliver the power of its exceptional software solutions to a growing number of administrators, educators, parents, and students worldwide,” added Max de Groen, a Partner at Bain Capital.

PowerSchool’s common stock will no longer be publicly listed on the New York Stock Exchange, and PowerSchool will continue operations as a privately held company.

As part of the transaction, Vista Equity Partners and Onex Partners have each retained a minority investment in PowerSchool.

“Since our initial investment, PowerSchool has experienced a significant transformation, driven by strong leadership and our partnership with Hardeep,” said Monti Saroya, Co-Head of Vista’s Flagship Fund and Senior Managing Director. “We are confident that PowerSchool’s relentless focus on product innovation—especially through embracing generative AI—and tactical expansion of its capabilities can further enhance education globally in this next phase.”

“Supporting Hardeep and PowerSchool in the mission to transform K-12 education through technology has been rewarding and a privilege for Onex,” said Laurence Goldberg, Managing Director at Onex Partners. “We are confident in the Company’s ability to continue innovating to enhance the learning experience and improve outcomes for students, educators, administrators and parents.”

Advisors

Goldman Sachs & Co. LLC acted as the exclusive financial advisor, and Kirkland & Ellis LLP served as legal advisor to PowerSchool. Centerview Partners LLC acted as the exclusive financial advisor, and Freshfields Bruckhaus Deringer LLP served as legal advisor to the Special Committee of the PowerSchool Board of Directors. Ropes & Gray LLP acted as legal advisor to Bain Capital.

Debt financing for the transaction was provided by Ares Capital Management, HPS Investment Partners, Blackstone Alternative Credit Advisors, Blue Owl Credit Advisors, Sixth Street Partners, and Golub Capital.

About PowerSchool

PowerSchool is a leading provider of cloud-based software for K-12 education in North America. Its mission is to empower educators, administrators, and families to ensure personalized education for every student journey. PowerSchool offers end-to-end product clouds that connect the central office to the classroom to the home with award-winning products including Schoology Learning and Naviance CCLR, so school districts can securely manage student data, enrollment, attendance, grades, instruction, assessments, human resources, talent, professional development, special education, data analytics and insights, communications, and college and career readiness. PowerSchool supports over 60 million students and over 18,000 customers in more than 90 countries, including more than 90 of the top 100 districts by student enrollment in the United States. Learn more at www.powerschool.com.

© PowerSchool. PowerSchool and other PowerSchool marks are trademarks of PowerSchool Holdings, Inc. or its subsidiaries. Other names and brands may be claimed as the property of others.

About Bain Capital

Bain Capital, LP is one of the world’s leading private multi-asset alternative investment firms that creates lasting impact for our investors, teams, businesses, and the communities in which we live. Since our founding in 1984, we’ve applied our insight and experience to organically expand into numerous asset classes including private equity, credit, public equity, venture capital, real estate, life sciences, insurance and other strategic areas of focus. The firm has offices on four continents, more than 1,800 employees and approximately $185 billion in assets under management. To learn more, visit www.baincapital.com.

About Vista Equity Partners

Vista is a leading global investment firm with more than $100 billion in assets under management as of March 31, 2024. The firm exclusively invests in enterprise software, data and technology-enabled organizations across private equity, permanent capital, credit and public equity strategies, bringing an approach that prioritizes creating enduring market value for the benefit of its global ecosystem of investors, companies, customers and employees. Vista’s investments are anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven, flexible management techniques that drive sustainable growth. Vista believes the transformative power of technology is the key to an even better future – a healthier planet, a smarter economy, a diverse and inclusive community and a broader path to prosperity. Further information is available at vistaequitypartners.com. Follow Vista on LinkedIn, @Vista Equity Partners, and on X, @Vista_Equity.

About Onex Corporation

Onex invests and manages capital on behalf of its shareholders and clients across the globe. Formed in 1984, we have a long track record of creating value for our clients and shareholders. Our investors include a broad range of global clients, including public and private pension plans, sovereign wealth funds, insurance companies, family offices and high-net-worth individuals. In total, Onex has $49 billion in assets under management, of which $8.5 billion is Onex’ own investing capital. With offices in Toronto, New York, New Jersey and London, Onex and its experienced management teams are collectively the largest investors across Onex’ platforms.

Onex is listed on the Toronto Stock Exchange under the symbol ONEX. For more information on Onex, visit www.onex.com. Onex’ security filings can also be accessed at www.sedarplus.ca.

Contacts

For PowerSchool:

Investor Relations

Shane Harrison

investor.relations@PowerSchool.com

855-707-5100

Media Relations

Beth Keebler

public.relations@powerschool.com

503-702-4230

For Bain Capital:

Charlyn Lusk/Scott Lessne

646-502-3549/646-502-3569

clusk@stantonprm.com/slessne@stantonprm.com

For Vista Equity Partners:

Brian W. Steel

media@vistaequitypartners.com

212-804-9170

For Onex Corporation:

Jill Homenuk

shareholderrelations@onex.com

416-362-7711

Source: PowerSchool Holdings, Inc.